Exhibit (a)(4)
Kayne Anderson MLP Investment Company
Articles Supplementary
Series D Mandatory Redeemable Preferred Shares
     Kayne Anderson MLP Investment Company (the “Company”), a Maryland corporation, certifies to the State Department of Assessments and Taxation of Maryland that:
     First: Under a power contained in Article V of the charter of the Company (which, as restated, amended or supplemented from time to time, together with these Articles Supplementary, is referred to herein as the “Charter”), the Board of Directors by duly adopted resolutions classified and designated (a) 3,990,000 shares of authorized but unissued Common Stock (as defined in the Charter), (b) 3,000 shares of authorized but unissued Preferred Stock (as defined in the Charter), without designation, and (c) 7,000 shares of authorized but unissued Preferred Stock designated as Series D Auction Rate Preferred Stock as 4,000,000 shares of a new series of Preferred Stock designated as Series D Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.
Series D MRP Shares
Designation
     Preferred Shares: (a) 3,990,000 shares of authorized but unissued Common Stock, (b) 3,000 shares of authorized but unissued Preferred Stock, without designation, and (c) 7,000 shares of authorized but unissued Preferred Stock designated as Series D Auction Rate Preferred Stock as 4,000,000 shares of a new series of Preferred Stock designated as Series D Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share (the “Series D MRP Shares”).
     The initial Dividend Period for the Series D MRP Shares shall be the period from and including the Original Issue Date thereof to and including May 31, 2011. Each Series D MRP Share will have a dividend rate equal to 4.95% per annum. Each Series D MRP Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter applicable to shares of Preferred Stock, as are set forth herein. The Series D MRP Shares shall constitute a separate series of Preferred Shares.
     Subject to the provisions of Section 3(i) hereof, the Board of Directors of the Company may, in the future, authorize the issuance of additional Preferred Shares with the same preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms herein described, except that the initial Dividend Period, the Applicable Rate for the initial Dividend Period and the initial Dividend Payment Date shall be as set forth in the Articles Supplementary relating to such additional Preferred Shares.
     As used herein, capitalized terms not otherwise defined herein shall have the meanings provided in Section 13 hereof.
Section 1. Number of Shares; Ranking.
     (a) The number of authorized Series D MRP Shares is 4,000,000 shares. No fractional Series D MRP Shares shall be issued.
     (b) Any Series D MRP Shares which at any time have been redeemed or purchased by the Company shall, after redemption or purchase, be returned to the status of authorized but unissued Common Stock, until reclassified by the Board of Directors.
     (c) The Series D MRP Shares shall rank on a parity with shares of any other series of Preferred Shares as to the payment of dividends to which the shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company.
     (d) No Holder of Series D MRP Shares shall have, solely by reason of being a Holder, any preemptive right, or, unless otherwise determined by the Board of Directors, other right to acquire, purchase or subscribe for any Preferred Shares, Common Stock or other securities of the Company which it may hereafter issue or sell.
     (e) No Holder of Series D MRP Shares shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law (the “MGCL”) or any successor provision.
Section 2. Dividends.
     (a) The Holders of Series D MRP Shares shall be entitled to receive monthly cumulative cash dividends, when, as and if authorized by the Board of Directors and declared by the Company, out of funds legally available therefor, at the rate per annum equal to the Applicable Rate (or the Default Rate), and no more, payable on the respective dates determined as set forth in paragraph (b) of this Section 2. Dividends on Outstanding Series D MRP Shares issued on the Original Issue Date shall accumulate from the Original Issue Date.
     (b) (i) Dividends shall be payable monthly when, as and if authorized by the Board of Directors and declared by the Company beginning on the initial Dividend Payment Date, on Series D MRP Shares, with respect to any Dividend Period thereafter on the Dividend Payment Date.

     (ii) Except as otherwise set forth herein, the Company shall deposit irrevocably in trust with the Paying Agent not later than 3:00 p.m., New York City time, on the Business Day next preceding each Dividend Payment Date for the Series D MRP Shares, an aggregate amount of federal funds or similar funds, equal to the dividends to be paid to all Holders of such shares on such Dividend Payment Date. The Company shall not be required to establish any reserves for the payment of dividends.
     (iii) Each dividend on Series D MRP Shares shall be paid on the Dividend Payment Date therefor to the Holders as their names appear on the share ledger or share records of the Company at the close of business on the fifteenth (15th) day of the Dividend Period relating to such Dividend Payment Date (or if such day is not a Business Day, the next preceding Business Day). Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the share ledger or share records of the Company on a date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. No interest will be payable in respect of any dividend payment or payments which may be in arrears.
     (c) (i) So long as the Series D MRP Shares are rated on any date no less than “A” by Fitch (or no less than an equivalent of such rating by some Other Rating Agency), the dividend rate on such Outstanding Series D MRP Shares (the “Dividend Rate”) shall be the Applicable Rate. If the highest credit rating assigned on any date to the Series D MRP Shares by Fitch or any Other Rating Agency is equal to one of the ratings set forth in the table below (or its equivalent by some Other Rating Agency), the Dividend Rate for the Series D MRP Shares shall be adjusted by adding the respective enhanced dividend amount (which shall not be cumulative) set opposite such rating to the Applicable Rate.

Enhanced Dividend
Fitch	Amount
“A-”	0.75%
“BBB+”	1.00%
“BBB”	1.25%
“BBB-”	1.50%
“BB+” or lower	4.00%
     The Company shall use its reasonable best efforts to cause at least one NRSRO to maintain a current rating on the Outstanding Series D MRP Shares. If, notwithstanding the foregoing requirements of this Section 2(c)(i), no Rating Agency is rating the Outstanding Series D MRP Shares, the Dividend Rate (so long as no such rating exists) on the Outstanding Series D MRP Shares shall be equal to the Applicable Rate plus 4.0% unless the Dividend Rate is the Default Rate, in which case the Dividend Rate shall remain the Default Rate.
     (ii) Subject to the cure provisions below, a “Default Period” will commence on any Dividend Payment Date or any date on which the Company would be required to redeem any

Series D MRP Shares assuming none of the conditions of the Special Proviso in Section 3(a)(iv) were applicable, if the Company fails to deposit irrevocably in trust in federal funds or similar funds, with the Paying Agent by 3:00 pm, New York City time, (A) the full amount of any dividend payable on the Dividend Payment Date (a “Dividend Default”) or (B) the full amount of any redemption price payable with respect to any redemption required hereunder assuming none of the conditions of the Special Proviso exists (the “Redemption Date”) (a “Redemption Default,” and together with a Dividend Default, is hereinafter referred to as “Default”). Subject to the cure provisions of Section 2(c)(iii) below, a Default Period with respect to a Dividend Default or a Redemption Default shall end on the Business Day on which, by 12:00 noon, New York City time, all unpaid dividends and any unpaid redemption price shall have been deposited irrevocably in trust in same-day funds with the Paying Agent. In the case of a Default, the Dividend Rate for each day during the Default Period will be equal to the Default Rate.
     (iii) No Default Period with respect to a Dividend Default or Redemption Default (if such default is not solely due to the willful failure of the Company) shall be deemed to commence if the amount of any dividend or any redemption price due is deposited irrevocably in trust in same-day funds with the Paying Agent by 12:00 noon, New York City time, within three Business Days (the “Default Rate Cure Period”) after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount of such non-payment based on the actual number of days within the Default Rate Cure Period divided by 360.
     (iv) The amount of dividends per share payable on each Dividend Payment Date of each Dividend Period shall be computed by multiplying the Applicable Rate (or the Default Rate) for such Dividend Period by a fraction, the numerator of which shall be 30 and the denominator of which shall be 360, multiplying the amount so obtained by the liquidation preference per Series D MRP Share, and rounding the amount so obtained to the nearest cent. Dividends payable on any Series D MRP Shares for any period of less than a full monthly Dividend Period, including in connection with the first Dividend Period or upon any redemption of such shares on any date other than on a Dividend Payment Date, shall be computed by multiplying the Applicable Rate (or the Default Rate) for such period by a fraction, the numerator of which shall be the actual number of days in such period and the denominator of which shall be 360, multiplying the amount so obtained by the liquidation preference per Series D MRP Share, and rounding the amount so obtained to the nearest cent.
     (d) Any dividend payment made on Series D MRP Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such Series D MRP Shares.
     (e) For so long as the Series D MRP Shares are Outstanding, except as contemplated herein, the Company will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares of capital stock, if any, ranking junior to the Series D MRP Shares as to dividends or upon liquidation) with respect to Common Shares or any other shares of the Company ranking junior to or on a parity with the Series D MRP Shares as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Company ranking junior to the Series D MRP Shares as to dividends and upon liquidation) or any such parity shares (except by conversion into or exchange for shares of the Company ranking junior to or on a parity with the Series D MRP Shares as to dividends and upon liquidation), unless (1) immediately after such transaction the Series D MRP Shares Asset Coverage would be achieved and the Company would satisfy the Series D MRP Shares Basic Maintenance Amount, (2) full cumulative dividends on the Series D MRP Shares due on or prior to the date of the transaction have been declared and paid, and (3) the Company has redeemed the full number of Series D MRP Shares required to be redeemed by any provision for mandatory redemption contained in Section 3(a) (without regard to the provisions of the Special Proviso).
Section 3. Redemption.
     (a) (i) If at any time on or prior to May 10, 2012, the Series D MRP Shares Asset Coverage is greater than 225% but less than or equal to 235% for any five Business Days within a ten-Business Day period, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination within the ten-Business Day period, subject to the provisions of this Section 3 and to the extent permitted under the 1940 Act, the Company may, at its option, redeem in whole or in part out of funds legally available therefor, Series D MRP Shares at any time and from time to time, upon not more than 40 days notice, at a price which shall be equal to the product of 102.0% and the Series D MRP Liquidation Preference Amount, plus accumulated but unpaid dividends and distributions on the Series D MRP Shares (whether or not earned or declared by the Company, but excluding interest thereon) to, but excluding, the date fixed for redemption. The amount of Series D MRP Shares that may be redeemed on or prior to May 10, 2012 shall not exceed any amount of Series D MRP Shares that results in a Series D MRP Shares Asset Coverage of more than 250% pro forma for such redemption, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination. After May 10, 2012, subject to the provisions of this Section 3 and to the extent permitted under the 1940 Act, the Company may, at its option, redeem in whole or in part out of funds legally available therefor, Series D MRP Shares at any time and from time to time, upon not more than 40 days notice, during the time periods provided below, at a price which shall be equal to the product of the percentage provided below, as applicable, and the Series D MRP Liquidation Preference Amount, plus accumulated but unpaid dividends and distributions on the Series D MRP Shares (whether or not earned or declared by the Company, but excluding interest thereon) to, but excluding, the date fixed for redemption:

Time Periods	Percentage
After May 10, 2012 and on or before May 10, 2013	101.0%
After May 10, 2013 and on or before May 10, 2014	100.5%
After May 10, 2014 and before the Term Redemption Date	100.0%

Notwithstanding the foregoing, the Company shall not give notice of or effect any redemption pursuant to this Section 3(a)(i) unless on the date on which the Company gives such notice and on the date of redemption unless (A) the Company has available either (1) cash or cash equivalents or (2) any other Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date (or any combination of the foregoing) having an aggregate value of not less than the amount (including any applicable premium) due to Holders of Series D MRP Shares by reason of redemption of such Series D MRP Shares on such date fixed for redemption, and (B) the Company would satisfy the Series D MRP Shares Basic Maintenance Amount.
     (ii) Reserved.
     (iii) If the Company fails to maintain (1) the Series D MRP Shares Asset Coverage as of the last day of any month or (2) the Series D MRP Shares Basic Maintenance Amount as of any Valuation Date (any such day, a “Asset Coverage Cure Date”), the Company shall, subject to Section 3(a)(iv), redeem the Series D MRP Shares at the Series D MRP Liquidation Preference Amount plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Company, but excluding interest thereon) to, but excluding, the date fixed for redemption. The number of Series D MRP Shares to be redeemed in such circumstances will be equal to the product of (A) the quotient of the number of Outstanding Series D MRP Shares divided by the aggregate number of outstanding Preferred Shares of the Company (including the Series D MRP Shares) which have an asset coverage test greater than or equal to 225% times (B) the minimum number of outstanding Preferred Shares of the Company (including the Series D MRP Shares) the redemption of which would result in the Company satisfying the Series D MRP Shares Asset Coverage and Series D MRP Shares Basic Maintenance Amount as of a date that is no more than 30 days after an Asset Coverage Cure Date (the “Cure Date”) (provided that, if there is no such number of Series D MRP Shares the redemption of which would have such result, the Company shall, subject to Section 3(a)(iv), redeem all Series D MRP Shares then Outstanding). Notwithstanding the foregoing, if the Company satisfies the Series D MRP Asset Coverage and Series D MRP Shares Basic Maintenance Amount as of the Cure Date before taking into account any redemptions of Preferred Shares, the Company shall not be obligated to redeem any Preferred Shares under this Section 3(a)(iii); provided, however, that, to the extent that a redemption of any series of MRP Shares is required under Section 3(a)(iii) of the Series A MRP Shares Articles Supplementary, at any time, a pro rata redemption of the Series D MRP Shares shall be required pursuant to this Section 3(a)(iii) at the time of such redemption of the Series A MRP Shares. The asset coverage in respect of the Series D MRP Shares provided for in this Section 3(a)(iii) shall be determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination.
     (iv) In determining the Series D MRP Shares to be redeemed in accordance with the foregoing Section 3(a), the Company shall allocate the number of shares to be redeemed pursuant to this Section 3 pro rata among the Holders of Series D MRP Shares in proportion to the number of shares they hold by lot or by such other method as the Company shall deem fair and equitable. The Company shall effect any redemption pursuant to subparagraph (a)(iii) of this Section 3 no later than 40 calendar days after the Cure Date (the “Mandatory Redemption Date”), provided, that if (1) the Company does not have funds legally available for the redemption of, or (2) is not permitted under the New Credit Agreement, the note purchase agreements relating to the Kayne Notes or any other agreement or instrument relating to or evidencing indebtedness of the Company to redeem or (3) is not otherwise legally permitted to redeem, the number of Series D MRP Shares which would be required to be redeemed by the Company under subparagraph (a)(iii) of this Section 3 if sufficient funds were available, together with shares of other Preferred Shares which are subject to mandatory redemption under provisions similar to those contained in this Section 3 (the foregoing provisions of clauses (1), (2) and (3) of this proviso being referred to as the “Special Proviso”), the Company shall redeem those Series D MRP Shares, and other Preferred Shares which it was unable to redeem, on the earliest practicable date on which the Company will have such funds available and is otherwise not prohibited from redeeming pursuant to the New Credit Agreement, the note purchase agreements relating to the Kayne Notes or any other agreement or instrument relating to or evidencing indebtedness of the Company or other applicable laws, upon notice pursuant to Section 3(b) to record owners of the Series D MRP Shares to be redeemed and the Paying Agent. The Company will make a deposit with the Paying Agent funds sufficient to redeem the specified number of Series D MRP Shares with respect to a redemption required under subparagraph (a)(iii) of this Section 3, by 3:00 p.m., New York City time, on or prior to the Mandatory Redemption Date.
     (v) The Company shall redeem all Outstanding Series D MRP Shares on the Term Redemption Date at the Series D MRP Liquidation Preference Amount plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Company, but excluding interest thereon), to, but excluding, the Term Redemption Date.
     (b) In the event of a redemption pursuant to Section 3(a), the Company will file a notice of its intention to redeem with the Commission under Rule 23c-2 under the 1940 Act or any successor provision to the extent applicable. In addition, the Company shall deliver a notice of redemption (the “Notice of Redemption”) containing the information set forth below to the Paying Agent and the Holders of Series D MRP Shares to be redeemed not more than 40 days prior to the applicable redemption date. The Notice of Redemption will be addressed to the Holders of Series D MRP Shares at their addresses appearing on the share records of the transfer agent of the Company. Such Notice of Redemption will set forth (1) the date fixed for redemption, (2) the number and identity of Series D MRP Shares to be redeemed, (3) the redemption price (specifying the amount of accumulated dividends to be included therein and the amount of the redemption premium, if any), (4) that dividends on the shares to be redeemed will cease to accumulate on such date fixed for redemption, and (5) the provision of these terms of the Series D MRP Shares under which redemption shall be made. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.
     (c) Notwithstanding the provisions of paragraph (a) of this Section 3, but subject to Section 5(b), no Series D MRP Shares may be redeemed unless all dividends in arrears on the Outstanding Series D MRP Shares and all shares of capital stock of the Company ranking on a parity with the Series D MRP Shares with respect to payment of dividends or upon liquidation have been or are being contemporaneously paid or set aside for payment; provided, however, that the foregoing shall not prevent the purchase or acquisition of all Outstanding Series D MRP

Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all Outstanding Series D MRP Shares.
     (d) Upon deposit with the Paying Agent of funds sufficient to redeem the number of Series D MRP Shares to be redeemed on or prior to the date fixed for redemption and the giving of the Notice of Redemption to the Paying Agent and the Holders of the Series D MRP Shares under paragraph (b) of this Section 3, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Company has maintained the Series D MRP Shares Asset Coverage or met the Series D MRP Shares Basic Maintenance Amount), and all rights of the Holders of the shares so called for redemption shall cease and terminate, except the right of such Holders to receive the redemption price specified herein, but without any interest or other additional amount. Such redemption price shall be paid by the Paying Agent to the Holders and, upon written request, the Company shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (1) the aggregate redemption price of the Series D MRP Shares called for redemption on such date and (2) such other amounts, if any, to which Holders of Series D MRP Shares called for redemption may be entitled. Any funds so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be paid to the Company upon its written request, after which time the Holders so called for redemption may look only to the Company for payment of the redemption price and all other amounts, if any, to which they may be entitled.
     (e) To the extent that any redemption for which a Notice of Redemption has been given is not made by reason of the Special Proviso, such redemption shall be made as soon as practicable to the extent such funds become legally available or such redemption is no longer otherwise prohibited. Failure to redeem Series D MRP Shares shall be deemed to exist when the Company shall have failed, for any reason whatsoever, to deposit with the Paying Agent on or prior to the date fixed for redemption the redemption price with respect to any shares for which such Notice of Redemption has been given in accordance with Sections 3(a) and 3(b) hereof. Notwithstanding the fact that the Company may not have redeemed Series D MRP Shares for which a Notice of Redemption has been given, dividends may be declared and paid on Series D MRP Shares and shall include those Series D MRP Shares for which Notice of Redemption has been given but for which deposit of funds has not been made.
     (f) All moneys paid to the Paying Agent for payment of the redemption price of Series D MRP Shares called for redemption shall be held in trust by the Paying Agent for the benefit of Holders of Series D MRP Shares to be redeemed.
     (g) Except for the provisions described above, nothing contained in these terms of the Series D MRP Shares limits any right of the Company to purchase or otherwise acquire any Series D MRP Shares at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, (1) there is no arrearage in the payment of dividends on, or the mandatory or optional redemption price with respect to, any Series D MRP Shares for which Notice of Redemption has been given, and (2) the Company is in compliance with the Series D MRP Shares Asset

Coverage and Series D MRP Shares Basic Maintenance Amount after giving effect to such purchase or acquisition on the date thereof. If fewer than all the Outstanding Series D MRP Shares are redeemed or otherwise acquired by the Company, the Company shall give notice of such transaction to the Paying Agent in accordance with the procedures agreed upon by the Board of Directors.
     (h) In the case of any redemption pursuant to this Section 3, only whole Series D MRP Shares shall be redeemed, and in the event that any provision of the Charter would require redemption of a fractional share, the Company or the Paying Agent, as applicable, shall be authorized to round up so that only whole shares are redeemed.
     (i) Notwithstanding anything herein to the contrary, the Board of Directors may authorize, create or issue any class or series of shares of capital stock, including other series of mandatory redeemable preferred shares, ranking on a parity with the Series D MRP Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, to the extent permitted by the 1940 Act, if, upon issuance, the Company would meet the Series D MRP Shares Asset Coverage and the Series D MRP Shares Basic Maintenance Amount.
Section 4. Liquidity Account.
     (a) On or prior to February 1, 2018 (the “Liquidity Account Initial Date”), the Company will cause the custodian to segregate, by means of appropriate identification on its books and records or otherwise in accordance with the custodian’s normal procedures, from the Company’s other assets (the “Term Redemption Liquidity Account”) Deposit Securities (each a “Liquidity Account Investment” and collectively the “Liquidity Account Investments”) with a Market Value equal to at least 110% of the Term Redemption Amount (as defined below) with respect to such Series D MRP Shares. The “Term Redemption Amount” for the Series D MRP Shares is equal to the redemption price to be paid on the Term Redemption Date, based on the number of Series D MRP Shares then Outstanding, assuming for this purpose that the Dividend Rate in effect at the Liquidity Account Initial Date will be the Dividend Rate in effect until the Term Redemption Date. If, on any date after the Liquidity Account Initial Date, the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account for Series D MRP Shares as of the close of business on any Business Day is less than 110% of the Term Redemption Amount, then the Company will cause its custodian to take all such necessary actions, including segregating the Company’s assets as Liquidity Account Investments, so that the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account is at least equal to 110% of the Term Redemption Amount not later than the close of business on the next succeeding Business Day.
     (b) The Company may instruct its custodian on any date to release any Liquidity Account Investments from segregation with respect to the Series D MRP Shares and to substitute therefor other Liquidity Account Investments not so segregated, so long as the assets segregated as Liquidity Account Investments at the close of business on such date have a Market Value equal to 110% of the Term Redemption Amount. The Company will cause its custodian not to permit any lien, security interest or encumbrance to be created or permitted to exist on or in respect of any Liquidity Account Investments included in the Term Redemption Liquidity Account, other than liens, security interests or encumbrances arising by operation of law and any lien of the custodian with respect to the payment of its fees or repayment for its advances.
     (c) The Deposit Securities included in the Term Redemption Liquidity Account may be applied by the Company, in its sole discretion, towards payment of the redemption price of the Series D MRP Shares. The Series D MRP Shares shall not have any preference or priority claim with respect to the Term Redemption Liquidity Account or any Liquidity Account Investments deposited therein. Upon the deposit by the Company with the Paying Agent of Deposit Securities having an initial combined Market Value sufficient to affect the redemption of the Series D MRP Shares on the Term Redemption Date, the requirement to maintain the Term Redemption Liquidity Account as described above will lapse and be of no further force and effect.
Section 5. Voting Rights.
     (a) Except for matters which do not require the vote of Holders of Series D MRP Shares under the 1940 Act and except as otherwise provided in the Charter or Bylaws, herein or as otherwise required by applicable law, (1) each Holder of Series D MRP Shares shall be entitled to one vote for each Series D MRP Share held on each matter submitted to a vote of stockholders of the Company, and (2) the holders of Outstanding Preferred Shares and Common Shares shall vote together as a single class on all matters submitted to stockholders; provided, however, that the holders of Outstanding Preferred Shares shall be entitled, as a class, to the exclusion of the holders of shares of all other classes of stock of the Company, to elect two Directors of the Company at all times. Subject to the foregoing rights of the Holders of the Series D MRP Shares, the identity and class (if the Board of Directors is then classified) of the nominees for such Directors may be fixed by the Board of Directors. Subject to paragraph (b) of this Section 5, the holders of Outstanding Common Shares and Preferred Shares, voting together as a single class, shall elect the balance of the Directors.
     (b) During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of Directors constituting the Board of Directors shall automatically increase by the smallest number that, when added to the two Directors elected exclusively by the holders of Preferred Shares would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of Preferred Shares shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of shares of the Company), to elect such smallest number of additional Directors, together with the two Directors that such holders are in any event entitled to elect. A Voting Period shall commence:
     (i) if at the close of business on any Dividend Payment Date accumulated dividends (whether or not earned or declared) on Preferred Shares equal to at least two full years’ dividends shall be due and unpaid; or
     (ii) if at any time holders of any Preferred Shares are entitled under the 1940 Act to elect a majority of the Directors of the Company.

Upon the termination of a Voting Period, the voting rights described in this paragraph (b) of Section 5 shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph (b) of Section 5.
     (c) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional Directors as described in paragraph (b) of this Section 5, the Company shall call a special meeting of such holders, and mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of mailing of such notice. If the Company fails to send such notice or if a special meeting is not called at the expense of the Company, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of Preferred Shares held during a Voting Period at which Directors are to be elected, such holders, voting as a separate class (to the exclusion of the holders of all classes of capital stock and other securities of the Company), shall be entitled to elect the number of Directors prescribed in paragraph (b) of this Section 5 on a one-vote-per-share basis.
     (d) The terms of office of all persons who are Directors of the Company at the time of a special meeting of Holders of the Series D MRP Shares and holders of other Preferred Shares to elect Directors shall continue, notwithstanding the election at such meeting by the Holders of the Series D MRP Shares and such holders of other Preferred Shares of the number of Directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent Directors elected by such holders and the remaining incumbent Directors, shall constitute the duly elected Directors of the Company.
     (e) Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the Holders of the Series D MRP Shares and holders of other Preferred Shares pursuant to paragraph (b) of this Section 5 shall terminate, the number of Directors constituting the Board of Directors shall decrease accordingly, the remaining Directors shall constitute the Directors of the Company and the voting rights of such holders to elect additional Directors pursuant to paragraph (b) of this Section 5 shall cease, subject to the provisions of the last sentence of paragraph (b) of this Section 5.
     (f) So long as any of the Preferred Shares are Outstanding, the Company will not, without the affirmative vote of the holders of a majority of the outstanding Preferred Shares determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:
     (i) amend, alter or repeal any of the preferences, rights or powers of such class of Preferred Shares so as to affect materially and adversely such preferences, rights or powers as defined in Section 5(h) below;
     (ii) create, authorize or issue shares of any class of capital stock ranking senior to or on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to or on a parity with the Preferred Shares or reclassify any authorized shares of capital stock of the Company into any shares ranking senior to or on a parity with the Preferred Shares (except that, notwithstanding the foregoing, but subject to the provisions of Section 3(i), the Board of Directors, without the vote or consent of the holders of the Preferred Shares may from time to time authorize, create and classify, and the Company, to the extent permitted by the 1940 Act, may from time to time issue, shares or series of Preferred Shares, including other series of Mandatory Redeemable Preferred Shares, ranking on a parity with the Series D MRP Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, and may authorize, reclassify and/or issue any additional Series D MRP Shares, including shares previously purchased or redeemed by the Company, subject to continuing compliance by the Company with Series D MRP Shares Asset Coverage requirement and Series D MRP Shares Basic Maintenance Amount);
     (iii) liquidate or dissolve the Company;
     (iv) create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any material lien, mortgage, pledge, charge, security interest, security agreement, conditional sale or trust receipt or other material encumbrance of any kind upon any of the Company’s assets as a whole, except (A) liens the validity of which are being contested in good faith by appropriate proceedings, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness senior to the Series D MRP Shares or arising in connection with any futures contracts or options thereon, interest rate swap or cap transactions, forward rate transactions, put or call options, short sales of securities or other similar transactions, (D) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness permitted under clause (vii) below and (E) liens to secure payment for services rendered, including, without limitation, services rendered by the Company’s custodian and the Paying Agent; and
     (v) create, authorize, issue, incur or suffer to exist any indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness, except the Company may borrow and issue indebtedness as may be permitted by the Company’s investment restrictions or as may be permitted by the 1940 Act; provided, however, that transfers of assets by the Company subject to an obligation to repurchase shall not be deemed to be indebtedness for purposes of this provision to the extent that after any such transaction the Company meets the Series D MRP Shares Basic Maintenance Amount.
     (g) The affirmative vote of the holders of a 1940 Act Majority of the Outstanding Preferred Shares, voting as a separate class, shall be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of security holders of the Company under Section 13(a) of the 1940 Act.
     (h) The affirmative vote of the Holders of a 1940 Act Majority of the Series D MRP Shares, voting separately as a series, shall be required with respect to any matter that materially and adversely affects the rights, preferences, or powers of the Series D MRP Shares in a manner different from that of other separate series of classes of the Company’s shares of capital stock. For purposes of the foregoing, no matters shall be deemed to adversely affect any right, preference or power unless such matter (i) alters or abolishes any preferential right of the Series D MRP Shares; (ii) creates, alters or abolishes any right in respect of redemption of the Series D MRP Shares; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to the Series D MRP Shares. The vote of holders of any shares described in this Section 5(h) will in each case be in addition to a separate vote of the requisite percentage of Common Shares and/or Preferred Shares, if any, necessary to authorize the action in question.
     (i) The rights of the Series D MRP Shares or the Holders thereof, including, without limitation, the interpretation or applicability of any or all covenants or other obligations of the Company contained herein or of the definitions of the terms contained herein, all such covenants, obligations and definitions having been adopted pursuant to Rating Agency Guidelines, may from time to time be modified, altered or repealed by the Board of Directors in its sole discretion, based on a determination by the Board of Directors that such action is necessary or appropriate in connection with obtaining or maintaining the rating of any Rating Agency with respect to the Series D MRP Shares or revising the Company’s investment restrictions or policies consistent with guidelines of any Rating Agency, and any such modification, alteration or repeal will not be deemed to affect the preferences, rights or powers of the Series D MRP Shares or the Holders thereof, provided that the Board of Directors receives written confirmation from each relevant Rating Agency (with such confirmation in no event being adopted in connection with another Rating Agency’s rating of the Series D MRP Shares) that any such modification, alteration or repeal would not adversely affect the rating then assigned by such Rating Agency.
     The terms of the Series D MRP Shares are subject to the Rating Agency Guidelines, as reflected in a written document and as amended from time to time by the respective Rating Agency, for so long as the Series D MRP Shares are then rated by the applicable Rating Agency. Such Rating Agency Guidelines may be amended by the respective Rating Agency without the vote, consent or approval of the Company, the Board of Directors and any holder of shares of Preferred Shares including any series of MRP Shares, or any other stockholder of the Company.
     (j) Unless otherwise required by law, Holders of Series D MRP Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. The Holders of Series D MRP Shares shall have no rights to cumulative voting. If the Company fails to pay any dividends on the Series D MRP Shares, the exclusive remedy shall be the right to vote for Directors pursuant to the provisions of this Section 5.
     (k) The foregoing voting provisions will not apply with respect to the Series D MRP Shares if, at or prior to the time when a vote is required, such shares have been (i) redeemed or

(ii) called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.
Section 6. Liquidation Rights.
     (a) Upon the dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, the Holders of Series D MRP Shares then Outstanding, together with holders of shares of any Preferred Shares then outstanding ranking on a parity with the Series D MRP Shares upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of the Company (or the proceeds thereof) available for distribution to its stockholders after satisfaction of claims of creditors of the Company, but before any distribution or payment shall be made in respect of the Common Shares, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for Series D MRP Shares shall be $25.00 per share, plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full or a sum sufficient for the payment thereof is set apart with the Paying Agent. No redemption premium shall be paid upon any liquidation even if such redemption premium would be paid upon optional or mandatory redemption of the relevant shares. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the liquidation preference of the Series D MRP Shares will not be added to the Company’s total liabilities.
     (b) If, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the assets of the Company available for distribution among the holders of all outstanding Preferred Shares shall be insufficient to permit the payment in full to holders of the amounts to which they are entitled, then the available assets shall be distributed among the holders of all outstanding Preferred Shares ratably in any distribution of assets according to the respective amounts which would be payable on all the shares if all amounts thereon were paid in full.
     (c) Upon the dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, until payment in full is made to the Holders of Series D MRP Shares of the liquidation distribution to which they are entitled, (1) no dividend or other distribution shall be made to the holders of Common Shares or any other class of shares of capital stock of the Company ranking junior to Series D MRP Shares upon dissolution, liquidation or winding up and (2) no purchase, redemption or other acquisition for any consideration by the Company shall be made in respect of the Common Shares or any other class of shares of capital stock of the Company ranking junior to Series D MRP Shares upon dissolution, liquidation or winding up.
     (d) A consolidation, reorganization or merger of the Company with or into any company, trust or other legal entity, or a sale, lease or exchange of all or substantially all of the assets of the Company in consideration for the issuance of equity securities of another company, trust or other legal entity shall not be deemed to be a liquidation, dissolution or winding up, whether voluntary or involuntary, for the purposes of this Section 6.
     (e) After the payment to the holders of Preferred Shares of the full preferential amounts provided for in this Section 6, the holders of Preferred Shares as such shall have no right or claim to any of the remaining assets of the Company.
     (f) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with Series D MRP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, after payment shall have been made in full to the Holders of the Series D MRP Shares as provided in paragraph (a) of this Section 6, but not prior thereto, any other series or class or classes of stock ranking junior to Series D MRP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Series D MRP Shares shall not be entitled to share therein.
Section 7. Certain Other Restrictions.
     If the Rating Agency Guidelines require the Company to receive a prior written confirmation that certain actions would not impair the rating then assigned by the Rating Agency to the Series D MRP Shares, then the Company will not engage in such actions unless it has received written confirmation from each such Rating Agency that such actions would not impair the rating then assigned by such Rating Agency.
Section 8. Compliance Procedures for Asset Maintenance Tests.
     For so long as any Series D MRP Shares are Outstanding and Fitch or any Other Rating Agency which so requires is then rating such shares, the Company shall deliver to each Rating Agency which is then rating Series D MRP Shares and any other party specified in the Rating Agency Guidelines all certificates that are set forth in the respective Rating Agency Guidelines at such times and containing such information as set forth in the respective Rating Agency Guidelines.
Section 9. Notice.
     All notices and communications provided for hereunder shall be in accordance with these terms of the Series D MRP Shares or by the MGCL for notices of stockholders’ meetings.
Section 10. Waiver.
     To the extent permitted by Maryland law, holders of a 1940 Act Majority of the outstanding Preferred Shares, acting collectively or voting separately from any other series, may by affirmative vote waive any provision hereof intended for their respective benefit in accordance with such procedures as may from time to time be established by the Board of Directors.
Section 11. Termination.
     If no Series D MRP Shares are Outstanding, all rights and preferences of such shares established and designated hereunder shall cease and terminate, and all obligations of the Company under these terms of the Series D MRP Shares, shall terminate as the Series D MRP Shares.
Section 12. Facts Ascertainable Outside Charter.
     Subject to the provisions of these terms of the Series D MRP Shares, the Board of Directors may, by resolution duly adopted, without stockholder approval (except as otherwise provided by these terms of the Series D MRP Shares or required by applicable law), modify these terms of the Series D MRP Shares to reflect any modification hereto which the Board of Directors is entitled to adopt pursuant to the terms of Section 5(i) hereof or otherwise without stockholder approval. To the extent permitted by applicable law, the Board of Directors may interpret, modify or adjust the provisions of these terms of the Series D MRP Shares to resolve any inconsistency or ambiguity or to remedy any defect.
Section 13. Definitions.
     As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
     “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
     “Agency Discounted Value” means the quotient of the Market Value of an Eligible Asset divided by the applicable Rating Agency Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Agency Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Agency Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.
     “Applicable Rate” means 4.95% per annum, as adjusted (if applicable in accordance with Section 2(c)(i) hereof).

     “Asset Coverage Cure Date” has the meaning set forth in Section 3(a)(iii).
     “Basic Maintenance Amount” has the meaning set forth in the Rating Agency Guidelines.
     “Board of Directors” or “Board” means the Board of Directors of the Company or any duly authorized committee thereof as permitted by applicable law.
     “Business Day” means (a) for the purposes of an optional redemption pursuant to Section 3(a)(i) only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of these Articles Supplementary, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, or Houston, Texas are required or authorized to be closed.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Shares” means the shares of Common Stock, par value $.001 per share, of the Company.
     “Cure Date” has the meaning set forth in Section 3(a)(iii) hereof.
     “Default” has the meaning set forth in Section 2(c)(ii) hereof.
     “Default Period” has the meaning set forth in Section 2(c)(ii) hereof.
     “Default Rate” means, with respect to the Series D MRP Shares, for any calendar day, the Applicable Rate in effect on such day (without adjustment for any credit rating change on the Series D MRP Shares) plus 5% per annum.
     “Default Rate Cure Period” has the meaning set forth in Section 2(c)(iii) hereof.
     “Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below:
     (1) cash or any cash equivalent;
     (2) any U.S. Government Obligation;
     (4) any repurchase agreement collateralized by U.S. Government Obligations issued by any bank or other financial institution;
     (5) any security that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to securities with substantially similar terms as of the date of these terms of the MRP Shares (or such rating’s future equivalent);

     (6) any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act;
     (7) any letter of credit from a bank or other financial institution that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to bank deposits or short-term debt of similar banks or other financial institutions as of the date of these terms of the MRP Shares (or such rating’s future equivalent); or
     (8) any security traded on a national securities exchange and issued by a master limited partnership or any entity controlling, controlled by, or under common control with, such master limited partnership with a market capitalization in excess of $300 million.
     “Dividend Default” has the meaning set forth in Section 2(c)(ii) hereof.
     “Dividend Payment Date” with respect to the Series D MRP Shares means the first Business Day of the month next following each Dividend Period.
     “Dividend Period” means, with respect to the Series D MRP Shares, the period commencing on the Original Issue Date on May 10, 2011, and thereafter, each subsequent period from but excluding a Monthly Dividend Date and ending on and including the next following Monthly Dividend Date.
     “Dividend Rate” has the meaning set forth in Section 2(c)(i) hereof.
     “Eligible Assets” means Fitch Eligible Assets (if Fitch is then rating any series of the MRP Shares) and/or Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating the Series D MRP Shares), whichever is applicable.
     “Fitch” means Fitch Ratings and its successors at law.
     “Fitch Discount Factor” means the discount factors set forth in the Fitch Guidelines for use in calculating the Agency Discounted Value of the Company’s assets in connection with Fitch’s ratings then assigned on the Preferred Shares.
     “Fitch Eligible Assets” means the assets of the Company set forth in the Fitch Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Company’s assets in connection with Fitch’s ratings then assigned on the Series D MRP Shares.
     “Fitch Guidelines” mean the guidelines provided by Fitch, as may be amended from time to time, in connection with Fitch’s ratings then assigned on the Series D MRP Shares.
     “Holder” means, with respect to Series D MRP Shares, the registered holder of Series D MRP Shares as the same appears on the share ledger or share records of the Company.

     “Kayne Notes” shall mean the $620,000,000 in principal amount of the Company’s currently outstanding floating and fixed rate senior unsecured notes and any additional series of such notes which may be issued from time to time by the Company.
     “Liquidity Account Initial Date” has the meaning set forth in Section 4(a) hereof.
     “Liquidity Account Investment” has the meaning set forth in Section 4(a) hereof.
     “Mandatory Redemption Date” has the meaning set forth in Section 3(a)(iv) hereof.
     “Market Value” means the market value of an asset of the Company determined as follows: Readily marketable portfolio securities listed on any exchange other than the NASDAQ are valued, except as indicated below, at the last sale price on the Business Day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the most recent bid and asked prices on such day. Securities admitted to trade on the NASDAQ are valued at the NASDAQ official closing price. Portfolio securities traded on more than one securities exchange are valued at the last sale price on the Business Day as of which such value is being determined at the close of the exchange representing the principal market for such securities. Equity securities traded in the over-the-counter market, but excluding securities admitted to trading on the NASDAQ, are valued at the closing bid prices. Fixed income securities with a remaining maturity of 60 days or more are valued by the Company using a pricing service. When price quotations are not available, fair market value will be based on prices of comparable securities. Fixed income securities maturing within 60 days are valued on an amortized cost basis. For securities that are privately issued or illiquid, as well as any other portfolio security held by the Company for which, in the judgment of the Company’s investment adviser, reliable market quotations are not readily available, the pricing service does not provide a valuation, or provides a valuation that in the judgment of that investment adviser is stale or does not represent fair value, valuations will be determined in a manner that most fairly reflects fair value of the security on the valuation date under procedures adopted by the Board of Directors of the Company.
     “MGCL” has the meaning set forth in Section 1(e) hereof.
     “Monthly Dividend Date” means the last calendar day of each month.
     “MRP Shares” means the Series A MRP Shares, the Series B MRP Shares, the Series C MRP Shares and the Series D MRP Shares.
     “MRP Shares Articles Supplementary” means the Series A Articles Supplementary, the Series B Articles Supplementary or the Series C Articles Supplementary, as applicable.
     “1940 Act” means the Investment Company Act of 1940, as amended from time to time.
     “1940 Act Majority” has the meaning set forth in Section 5(f) hereof.
     “New Credit Agreement” shall have the meaning set forth in the TRR.

     “Notice of Redemption” means any notice with respect to the redemption of MRP Shares pursuant to Section 3.
     “NRSRO” means a nationally recognized statistical ratings organization.
     “Original Issue Date” means May 10, 2011.
     “Other Rating Agency” means each NRSRO, if any, other than Fitch then providing a rating for the Series D MRP Shares pursuant to the request of the Company.
     “Other Rating Agency Discount Factor” means the discount factors set forth in the Other Rating Agency Guidelines of each Other Rating Agency for use in calculating the Agency Discounted Value of the Company’s assets in connection with the Other Rating Agency’s rating of the Series D MRP Shares.
     “Other Rating Agency Eligible Assets” means assets of the Company designated by any Other Rating Agency as eligible for inclusion in calculating the Agency Discounted Value of the Company’s assets in connection with such Other Rating Agency’s rating of Series D MRP Shares.
     “Other Rating Agency Guidelines” means the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of Series D MRP Shares.
     “Outstanding” or “outstanding” means, with respect to a series of MRP Shares, as of any date, the MRP Shares of such series theretofore issued by the Company except, without duplication, any MRP Shares of such series theretofore canceled, redeemed or repurchased by the Company, or with respect to which the Company has given notice of redemption and irrevocably deposited with the Paying Agent sufficient funds to redeem such MRP Shares. Notwithstanding the foregoing, (A) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any of the MRP Shares of which the Company or any Affiliate of the Company shall be the Holder shall be disregarded and not deemed outstanding, and (B) for purposes of determining the Series D MRP Shares Basic Maintenance Amount, MRP Shares held by the Company shall be disregarded and not deemed outstanding but shares held by any Affiliate of the Company shall be deemed outstanding.
     “Paying Agent” shall mean American Stock Transfer & Trust Company.
     “Person” or “person” means and includes an individual, a corporation, a partnership, a trust, a company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.
     “Preferred Shares” means the shares of Preferred Stock, par value $0.001 per share, including the MRP Shares, of the Company from time to time.

     “Rating Agency” means each of Fitch (if Fitch is then rating Series D MRP Shares) and any Other Rating Agency.
     “Rating Agency Discount Factor” means the Fitch Discount Factor (if Fitch is then rating Preferred Shares) or an Other Rating Agency Rating Agency Discount Factor, whichever is applicable.
     “Rating Agency Guidelines” mean Fitch Guidelines (if Fitch is then rating Series D MRP Shares) and any Other Rating Agency Guidelines (if any Other Rating Agency is then rating MRP Shares), whichever is applicable.
     “Redemption Date” has the meaning set forth in Section 2(c)(ii) hereof.
     “Redemption Default” has the meaning set forth in Section 2(c)(ii) hereof.
     “Senior Securities” means indebtedness for borrowed money of the Company including, without limitation, the Kayne Notes, bank borrowings and (without duplication) other indebtedness of the Company within the meaning of Section 18 of the 1940 Act.
     “Series A Articles Supplementary” means the Articles Supplementary setting forth the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A MRP Shares, as amended, restated, modified or corrected from time to time.
     “Series A MRP Shares” means the Series A Mandatory Redeemable Preferred Shares of the Company.
     “Series B MRP Shares” means the Series B Mandatory Redeemable preferred Shares of the Company.
     “Series C MRP Shares” means the Series C Mandatory Redeemable Preferred Shares of the Company.
     “Series D MRP Liquidation Preference Amount” means Series D MRP Shares, liquidation preference, $25.00 per share.
     “Series D MRP Shares Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, as in effect on the date of issuance of the Series D MRP Shares, of at least 225% with respect to all outstanding Senior Securities and Preferred Shares, including all outstanding MRP Shares, determined on the basis of values calculated as of a time within 48 hours next preceding the time of such determination.
     “Series D MRP Shares Basic Maintenance Amount” means, so long as Fitch or any Other Rating Agency is then rating any series of the Outstanding Series D MRP Shares, the maintenance of Eligible Assets with an aggregate Agency Discounted Value at least equal to the Basic Maintenance Amount.

     “Series D MRP Shares” means the Series D Mandatory Redeemable Preferred Shares.
     “Special Proviso” shall have the meaning set forth in Section 3(a)(iv).
     “Term Redemption Date” means June 1, 2018 for the Series D MRP Shares.
     “Term Redemption Amount” has the meaning set forth in Section 4(a) hereof.
     “Term Redemption Liquidity Account” has the meaning set forth in Section 4(a) hereof.
     “TRR” that certain Termination, Replacement and Restatement dated as of June 11, 2010 relating to the Credit Agreement dated June 26, 2009 among the Company, the banks and other financial institutions parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the financial institutions party thereto, as amended, modified, supplemented, replaced or refinanced from time to time.
     “U.S. Government Obligations” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.
     “Valuation Date” means every Friday, or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Company; provided, further, however, that such first Valuation Date shall be not more than one week from the date on which Series D MRP Shares initially are issued.
     “Voting Period” shall have the meaning set forth in Section 5(b) hereof.
Section 14. Interpretation.
     References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs are to such sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs contained herein, unless specifically identified otherwise.
     Second: The Series D MRP Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.
     Third: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
     Fourth: The undersigned President and Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[Signature Page Follows]

     In Witness Whereof, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 4th day of May, 2011.

Attest:	Kayne Anderson MLP Investment Company

/s/ David J. Shladovsky	/s/ Kevin S. McCarthy	(Seal)

Name: David J. Shladovsky	Name: Kevin S. McCarthy
Title: Secretary	Title: President and Chief Executive Officer